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                                                                    EXHIBIT 99.1

                     NEW HAMPSHIRE THRIFT BANCSHARES, INC.


NEWS RELEASE
For Immediate Release


                     New Hampshire Thrift Bancshares, Inc.
                       To Acquire Three Branch Locations
                       ---------------------------------

     Newport, New Hampshire, April 13, 1999 - New Hampshire Thirift Bancshares, Inc. (Nasdaq: NHTB) today announced that its wholly owned subsidiary, Lake Sunapee Bank, fsb, has entered into a definitive agreement to acquire three branch offices located in its Dartmouth/Lake Sunapee market area. The branches are presently owned by Sun Life of Canada (U.S.) and its banking subsidiary, New London Trust, FSB. The transaction, subject to regulatory approval, is expected to close in the fourth quarter of this year and will increase company assets to over $440 million, and its deposits to over $375 million.

     Under the terms of the agreement, Lake Sunapee Bank, fsb, will acquire the Main Office of New London Trust in New London as well as the Andover and Newbury branches. This acquisition includes approximately $103 million in deposits and $88 million in loans associated with the three branches.

     Lake Sunapee Bank, fsb, is a federal stock savings bank providing financial services throughout central and western New Hampshire.